CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

    We have issued our report dated June 25, 2012, accompanying the financial statements of Pennsylvania Investors' Quality Tax-Exempt Trust, Series 16 (included in Van Kampen Unit Trusts, Municipal Series 682) as of February 29, 2012, and for each of the three years in the period ended February 29, 2012 and the financial highlights for the period from March 27, 2008 (date of deposit) through February 28, 2009 and for each of the three years in the period ended February 29, 2012, contained in this Post-Effective Amendment No. 4 to Form S-6 (File No. 333-149147) and Prospectus.

    We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
June 25, 2012